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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-63725


        FIFTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 1, 1998

                        5,582,144 SHARES OF COMMON STOCK

                                  GO2NET, INC.



         This Fifth Prospectus Supplement (the "Fifth Prospectus Supplement") supplements the Prospectus dated October 1, 1998, the First Prospectus Supplement dated November 12, 1998 ("First Prospectus Supplement"), the Second Prospectus Supplement dated January 22, 1998 ("Second Prospectus Supplement"), the Third Prospectus Supplement dated March 10, 1999 ("Third Prospectus Supplement") and the Fourth Prospectus Supplement dated October 25, 1999 ("Fourth Prospectus Supplement") of Go2Net, Inc. relating to the public offering, which is not being underwritten, and sale of up to 5,582,144 shares of common stock, par value $.01 per share of Go2Net, which may be offered and sold from time to time by the selling shareholders of Go2Net identified in the Prospectus or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Go2Net will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by Go2Net in connection with Go2Net's acquisition of:

o Silicon Investor, Inc., a Delaware corporation, pursuant to a merger with a wholly-owned subsidiary of Go2Net; and

o Hypermart, Inc., a Delaware corporation, pursuant to a merger with a wholly-owned subsidiary of Go2Net.

     The "Selling Stockholders" section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement is hereby supplemented to reflect the transfers made after the date of the Prospectus by: Barry Dryer to Presbyterian Church (USA) Foundation in the amount of 1,000 shares, Michael McDermott to Goldman Sachs in the amount of 55,062 shares, and Allen Graber to Salomon Smith Barney in the amount of 29,035 shares. This Fifth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement, except to the extent that the information herein contained supercedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement. Capitalized terms used in this Fifth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.



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        THE DATE OF THIS FIFTH PROSPECTUS SUPPLEMENT IS OCTOBER 25, 1999

                              SELLING STOCKHOLDERS

     On September 3, 1999, of the Shares beneficially owned by Barry Dryer reflected in the Prospectus and the supplements thereto, 1,000 of which were transferred to Presbyterian Church (USA) Foundation.

     On September 29, 1999, of the Shares beneficially owned by Michael McDermott reflected in the Prospectus and the supplements thereto, 55,062 of which were transferred to a margin account at Goldman Sachs.

     On September 29, 1999, of the Shares beneficially owned by Allen Graber reflected in the Prospectus and the supplements thereto, 29,035 of which were transferred to an exchange fund at Salomon Smith Barney.

     The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such transfers and supplemented to specifically include Shares received in such transfers.